Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason ETF Investment Trust of our report dated September 21, 2021, relating to the financial statements and financial highlights, which appear in Legg Mason Small-Cap Quality Value ETF Fund and Western Asset Short Duration Income ETF Fund’s Annual Report on Form N-CSR for the year ended July 31, 2021. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLC

Baltimore, Maryland

November 17, 2021